News from

Buckeye

Contacts:                      Steve Dean, Senior Vice President
and Chief Financial Officer
901-320-8352

Eric Whaley
Investor Relations
901-320-8509
Website:  www.bkitech.com
BUCKEYE ANNOUNCES NEW BOARD MEMBER

MEMPHIS, TN August 24, 2012 - Buckeye Technologies Inc. (NYSE:BKI) today announced that Mr. Shannon A. Brown has been elected to serve as a member of the Company’s Board of Directors effective August 24, 2012.  Mr. Brown is elected to serve the unexpired term of former Board member Kristopher J. Matula, who resigned from the Board on August 7.  The election of Mr. Brown increases the number of independent Directors from seven to eight.

Mr. Brown is Senior Vice President/Chief Human Resources and Diversity Officer for FedEx Express, a subsidiary of FedEx Corporation.  In that position - which he has held since 2008 - Mr. Brown is the Company’s senior human resources executive, with responsibility for providing strategic direction for all global human resources practices, policies and operations.     Prior to his current role at FedEx Express, Mr. Brown served as senior vice president of human resources for FedEx Ground.

Mr. Brown earned his undergraduate degree from National Louis University in Evanston, Illinois and holds a Master of Science in Intermodal Transportation from the University of Denver.  He is active in numerous national civic and professional organizations, having served on The University of Denver’s Board of Directors of the Intermodal Transportation Institute; the Board of Trustees of National Louis University; and on the March of Dimes Board of Trustees.  He was the 2010 General Campaign Chairman for United Way of the Mid-South and currently is the Chair Elect of the United Way of the MidSouth.

Buckeye Chairman John B. Crowe stated, “We are pleased that Mr. Brown has agreed to join the Buckeye Board of Directors. He brings a wealth of knowledge and experience, and we feel he will be a valuable contributor to our Company’s future success.”

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany and Canada.  Its products are sold worldwide to makers of consumer and industrial goods.